EXHIBIT 10.18

ADP – Avert e-Partner Marketing Agreement

AGREEMENT, dated 2000 between the Emerging Business Services Division of ADP, Inc., a Delaware corporation, ("ADP") with its principal offices located at One ADP Boulevard, Roseland, New Jersey 07068 with a branch office at Nine Entin Road, Parsippany, New Jersey 07054 and Avert Inc., a pre-employment screening corporation ("Avert Inc.") with its principal offices located at 301 Remington, Ft. Collins, Colorado 80524.

        WHEREAS, Avert Inc. owns and operates a business-to-business electronic commerce site at [http://www.hr-desktop.com website url.com, (the "Site")] that seeks to be human resource content and service provider for small business.

        WHEREAS, ADP is an industry-leading provider of human resource and business administration solutions to small and emerging businesses with less than 100 employees;

        WHEREAS, ADP is willing to perform payroll and payroll related tax filing data processing services (the “Services”) for those Avert Inc. users wishing to receive any or all of such Services that receive a signed Price Quotation or Sales Order from ADP covering such Services at any time after the date hereof (the “Clients”);

        ADP and Avert Inc. will engage in joint marketing and related activities, as more particularly set forth herein, to assist ADP in the sale of the Services to Avert Inc. users;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1. MARKETING ACTIVITIES OF Avert Inc.: COMMISSIONS PAYABLE BY ADP.

        (a) Avert Inc. agrees to market and promote the Services to its users, on the Avert Inc. Site and will electronically forward, via a "jump page", all inquiries made by its users to ADP. Avert Inc. also agrees to modify its Site, at its sole cost and expense, to include a link to ADP's proprietary technology-enabled selling (TES) environment (also known as "Solution Profiler") which will allow a Avert Inc. user to request additional information about the Services, as well as, input all of the necessary information to purchase the Services on-line. ADP will customize Solution Profiler, at ADP' s expense, to provide Avert Inc. a co-branded interface to be dynamically created when a user originating from Avert Inc. accesses ADP's website.

        (b) Avert Inc. Acknowledges that ADP payroll offering includes integration with EasyHire (a custom screening service powered by Avert). In consideration for such integration ADP shall be the exclusive payroll provider of hr-desktop.com.

        (c) Avert Inc. will in its sole discretion notify its users, as appropriate, of the availability of the Services by including relevant information in its communications (electronic or otherwise) with its users.

        (d) ADP shall make a one-time payment to Avert Inc. for each User, equal to a percentage of the annualized “Net Processing Revenues” (as defined in Paragraph 1(e) below) from the initial sale of the Services by ADP to such Avert Inc. user for the one year period beginning with such initial sale; provided that such sale of the Services was made as a direct result of the Involvement and/or Referral of Avert Inc. (as defined in Paragraph 1(f) below). The schedule for determining such payment is included as an attachement to this agreement. A sale of Services shall be deemed to have been made on the date ADP produces the first “live” billable payroll for a Client. Avert Inc. shall not be entitled to commissions for: (i) any users currently receiving or about to receive the Services as of the date of this Agreement (e.g. where a written ADP proposal is pending), (ii) any user sold by ADP after six months from the initial “Involvement and/or Referral of Avert Inc. (iii) any user independently sold by ADP to receive the Services, and/or (iv) merely providing a list of users to ADP.

        (e) For purposes of this Agreement, "Net Processing Revenues" shall mean all recurring processing fees from Clients for the Services sold as result of the Involvement and/or Referral of Avert Inc. and billed to such Clients by ADP within 90 days of the initial referred sale, excluding therefrom: (i) discounts; (ii) any fees derived from training, shipping, and installation, custom programming, the sale, rental or leasing of equipment or software, maintenance, or the provision by ADP of checks, forms or other supplies, (iii) any fees derived from Client conversion, consulting services, official bank checks, W-2 forms, or tax or special one-time reports, (iv) sales, service or excise taxes, (v) third-party pass-through charges (including those related to delivery), (vi) fees derived from ADP TotalSource or other employee leasing services; benefit administration services (including ADP 401k services) and insurance services, whether offered as ancillary services to payroll and tax filing services or combined with such services into an integrated offering and (vii) ADP products or services not in existence on the date hereof.

        (f) For purposes of this Agreement, “Involvement and/or Referral of Avert Inc.” shall mean, with respect to a sale of the Services occurring within six (6) months of ADP’s initial contact with an Avert user, that a Avert Inc. user purchased Services or established an appointment with an ADP sales associate by accessing ADP’s technology-enabled selling environment on the Site (as indicated by Avert Inc.‘s unique origin code

        (g) Payments to Avert Inc. in accordance with the terms of the Paragraph 1 shall be made within 45 business days after the end of each calendar quarter for all sales of the Services occurring during each such quarter attributable to Clients obtained as a result of the Involvement and/or Referral of Avert Inc.. All such payments shall be made to Avert Inc. at the address set forth above, Attention: VP e-business.

        (h) ADP agrees to waive its first month's payroll-processing fees and payroll set-up fees for any Avert Inc. user that becomes an ADP client as a result of the Involvement and/or Referral of Avert Inc. after the date hereof.

        (i) ADP will maintain a new account tracking system designed to capture information on all Internet visitors that either complete the Technology Enabled Selling module or request inside/direct sales assistance. All Avert Inc. lead activity will be tracked via a database system which will produce a monthly report that ADP will deliver with each payment. This new account report will be electronically delivered (Excel format) and will include the following information: response channel; lead data (includes company name, address, contact name and lead date); and Client data (includes start date, product and revenue).

        2. JOINT ADVERTISING AND PROMOTIONAL ACTIVITIES.

        (a) ADP and Avert Inc. shall each bear responsibility for the cost of their respective "joint advertising and promotional activities" (as defined in Paragraph 2(b) below).

        (b) “Joint advertising and promotional activities” shall mean media advertising promoting the Services; including but not limited to co-branding and including the Services on the Site. ADP shall supply Avert Inc. with joint advertising and/or promotional literature and marketing materials promoting the Services. If Avert Inc. wants to produce or use any material related to the Services that is not supplied by ADP, Avert Inc. shall submit it to ADP for its prior written approval. Any such copy shall be submitted to ADP for review at its principal office address listed above, Attention: Director, Affinity Marketing-EBS. ADP agrees to review such material provided by Avert Inc. and notify Avert Inc. of any comments with respect thereto as promptly as possible after receipt of such material.

        (c) Avert Inc. shall have the right to make all or any portion of the Site available to third parties in connection with agreements between Avert Inc. and such third parties to link to all or portions of the Site and Avert Inc. may include the trademarks of such third parties in a co-branded frame. However, the Site or portion of the Site made available to third parties by Avert Inc. may not include the co-branded “jump page,” link to Solution Profiler or any ADP trademark, servicemark, tradename or logo, unless Avert Inc. has obtained ADP’s prior approval ( in writing or through email notification (which may be given or withheld in ADP’s sole discretion) in each instance. . ADP agrees to respond to any such request withing 10 business days. The lack of response will constitute approval to any such request)

        d) Notwithstanding anything in this Agreement to the contrary, ADP reserves the right to immediately terminate any license and/or revoke any consent to use its trademarks, servicemarks, tradenames or logos in the event that ADP believes, in its reasonable business judgment, that its intellectual property is in any way being diminished or impaired.

        d.5)Notwithstanding anything in this Agreement to the contrary, Avert reserves the right to immediately terminate any license and/or revoke any consent to use its trademarks, servicemarks, tradenames or logos in the event that Avert believes, in its reasonable business judgment, that its intellectual property is in any way being diminished or impaired.

        (e) All media releases, public announcements (including, but not limited to, promotional or marketing material sent to Avert Inc.‘s users) by Avert Inc. or its employees or agents relating to this Agreement or the Services, shall be coordinated with and approved in writing by ADP prior to the release thereof. All media releases, public announcements (including, but not limited to promotional or marketing material sent to ADP’s clients or prospects) by ADP or its employees or agents relating to this Agreement or the Site, shall be coordinated with and approved in writing by Avert Inc. prior to the release thereof.

        3. CONFIDENTIALITY. Each party will treat all information provided to it by the other as confidential with the same degree of care and confidentially that it provides for its own confidential information.

        4. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants that (i) the execution, delivery and performance of this Agreement by it are within its powers, have been duly authorized by all necessary corporate action and do not contravene, or result in a default under, any law, agreement or other obligation to which it is subject and (ii) it owns or has the right to provide all content for the Site and Services provided by such party and such content shall not infringe upon any third party copyright, patent, trade secret or other proprietary rights. This Section 4 shall survive termination of this Agreement.

Except as expressly set forth in this Agreement, Neither party makes any warranty or condition, express, implied, statutory or otherwise, with respect to the obligations contained herein, and each party specifically disclaims the implied warranties and conditions of merchantability and fitness for a particular purpose.

        5. INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other, its directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that it is based upon a claim that any of the content of the Site provided by such party or any of the Services provided by such party, infringes or violates any patents, copyrights, trade secrets, or other proprietary rights of any third party. This Section 5 shall survive termination of this Agreement.

        6. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON NAY THEORY OF LIABILITY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        7. TERMINATION. This Agreement shall continue until the first anniversary of the date hereof, and thereafter shall continue automatically unless and until terminated by either party upon not less than 90 days’ prior written notice to the other; provided, however, that all obligations under Paragraphs 1 and 2(a) above shall survive with respect to any events which occurred, or any money which was accrued and owing, prior to the effective date of any such termination. Notwithstanding the foregoing, either party may terminate this Agreement at any time upon 90 days’ prior written notice to the other.

        8. MISCELLANEOUS.

        (a) Avert Inc. and ADP agree that each is acting independently of the other, that they are not joint venturers, and that neither is an agent of the other.

        (b) All notices, requests and other communications made under or in connection with this Agreement shall be in writing and shall be deemed to have been given 3 days after mailed in any general or branch United States Post Office, enclosed in a registered or certified post-paid envelope, addressed to the address of each party as set forth on the first page hereof, and if to ADP to the attention of Director, Affinity Marketing-EBS, with a copy to Automatic Data Processing, Inc., One ADP Boulevard, Roseland, New Jersey 07068, Attention: General Counsel; provided, however, that any notice of change of address shall be effective only upon receipt.

        (c) This Agreement shall not be changed, modified or amended except by a writing signed by a duly authorized officer of each party hereto.

        (d) This Agreement shall not be assigned by Avert Inc. without the prior written consent of ADP, and any attempt by Avert Inc. to assign any of its rights, duties or obligations which arise under this Agreement without such consent shall be void.

        (e) The Agreement sets forth the entire agreement between the parties with respect to its subject matter and all prior writings, discussions, agreements and understandings of any kind and every nature are superseded hereby.

        (f) Nothing contained in this Agreement is intended to create their party beneficiaries of or under this Agreement.

        (g) The persons executing this Agreement on behalf of Avert Inc. and ADP represent and warrant that they respectively have been and are on the date of this Agreement duly authorized by all necessary and appropriate corporate action to enter into this Agreement.

        ADP and Avert Inc. have signed this Agreement by their duly authorized officers on the date first above written.

ADP, Inc.                                                                       Avert Inc.
Emerging Business Services Division

By:____________________________                          By:__________________________

Name:_________________________                          Name:________________________

Title:________________________                             Title:_________________________

EXHIBIT A

Revenue Share Terms